Exhibit 99.(a)(7)
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT is dated April ___, 2009 (this “Agreement”), between the undersigned investor (“Investor”) and Spectrum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), whereby the parties agree as follows:
     The Investor shall buy and the Company agrees to issue and sell ([____]) shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”) for the per-share price of $[___].
     The Investor’s consideration shall consist of some or all of his or her Cash Payment (as such term is defined in the “Offer To Purchase For Cash Employee Stock Options Under Third Amended and Restated 1997 Stock Incentive Plan and 2003 Amended and Restated Incentive Award Plan”).
     The Investor may choose to use an amount of his or her Cash Payment in excess of his or her Net Payment to buy Shares. If the Investor chooses to buy Shares in an amount in excess of his or her Net Payment, the Investor shall deliver to the Company a payment in the form of a check equal to the excess amount above the Net Payment along with this Agreement.
     The Shares have been registered on a registration statement on Form S-3, File No. 333-150260 (the “Registration Statement”), which has been declared effective by the Securities and Exchange Commission (“SEC”), and remains effective as of the date hereof. A final Prospectus Supplement will be delivered as required by law. The Shares are free of restrictive legends and are free of any resale restrictions.
     The Company shall cause its transfer agent to transmit the Shares to the Investor via either of the methods chosen below by the Investor by issuing either a stock certificate to the Investor evidencing the number of shares purchased by the Investor or by utilizing the Deposit/Withdrawal at Custodian (“DWAC”) system to electronically transmit the shares to the Investor under this Stock Purchase Agreement.
SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SPECTRUM PHARMACEUTICALS, INC.		INVESTOR

By:		By:

	Name:	Name:

	Title:	I Choose to receive my purchased Shares in
electronic form ☐

Name of Brokerage Account:

Telephone Number of Brokerage Account:

DTC Number Associated with Brokerage Account:

Brokerage Account Number:

Exact Name(s) Associated with the Brokerage Account

I Choose to receive my purchased Shares in certificated form ☐

Delivery Address of Investor: